Exhibit 10.14

Z3 Enterprises/HPEV, Inc.

ADDENDUM TO CONSULTING CONTRACT WITH INDEPENDENT CONTRACTOR DATED APRIL 1, 2011 BETEEEN HPEV,INC., AND SUMMIT MANAGEMENT CONSULTING, INC.

To: Summit Management Consulting, Inc., Contractor

Effective January 1, 2012 the  consulting fee for the services of Quentin Ponder will be increased from $5,000 per month to $7,500 per month which may be requested any time during the month.

This increase is the result of his currently serving as an interim President & CEO of Z3 Enterprises.

/S/ Quentin Ponder
Quentin Ponder
President & CEO
Dated January 2, 2012